                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]Confidential, for Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Stoneridge, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)   Title of each class of securities to which transaction applies:

  (2)   Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)   Proposed maximum aggregate value of transaction:

  (5)   Total fee paid:

[_] Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)   Amount Previously Paid:
     Not Applicable

  (2)   Form, Schedule or Registration Statement No.:
     Not Applicable

  (3)  Filing Party:
     Not Applicable

  (4)   Date Filed:
     Not Applicable

                               STONERIDGE, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

To our Shareholders:

  The 2001 annual meeting of shareholders of Stoneridge, Inc. will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 7, 2001, at 10:00 a.m., local time, for the following purposes:

    1. To elect eight directors, each for a term of one year;

    2. To consider a proposal to approve an increase in the number of common shares reserved for issuance under Stoneridge's Long-Term Incentive Plan by 1,500,000, from 1,000,000 to 2,500,000;

    3. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

    4. Any other matters that properly come before the meeting.

  Only shareholders of record at the close of business on March 22, 2001, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Stoneridge, Inc. is 9400 East Market Street, Warren, Ohio 44484.

                                          By order of the Board of Directors,

                                          AVERY S. COHEN,
                                          Secretary

Dated: March 30, 2001


                            YOUR VOTE IS IMPORTANT
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

                               STONERIDGE, INC.

                                PROXY STATEMENT

                               ----------------

  Our Board of Directors is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the annual meeting of shareholders. The annual meeting of shareholders will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 7, 2001, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 30, 2001.

  Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2000, is enclosed with this proxy statement.

  Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Corporate Investor Communications, Inc., at an estimated cost of $4,000, to assist us in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail and by Corporate Investor Communications, Inc., our employees may solicit proxies by telephone, facsimile or electronic mail.

  Proxies; Revocation of Proxies. The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under "Election of Directors" and FOR Proposal One. Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.

  Voting Eligibility. Only shareholders of record at the close of business on the record date, March 22, 2001, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 22,397,311 common shares, without par value, each of which is entitled to one vote at the meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table describes certain information regarding the beneficial ownership of our common shares as of February 28, 2001, by: (a) our directors (all of whom are also nominees for director); (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares;
(c) our chief executive officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (d) our executive officers and directors as a group.

                                                            Number of
                                                              Shares    Percent
                                                           Beneficially   of
Name of Beneficial Owner(1)                                   Owned      Class
---------------------------                                ------------ -------
D.M. Draime(2)............................................  5,591,172    24.9%
Cloyd J. Abruzzo(3).......................................  2,037,703     9.1
Jeffrey P. Draime(4)......................................  2,009,541     9.0
Scott N. Draime(5)........................................  1,880,179     8.4
Dimensional Fund Advisors Inc.(6).........................  1,419,400     6.3
Second National Bank of Warren(7).........................  1,363,456     6.1
Avery S. Cohen(8)(9)......................................    547,002     2.4
Sheldon J. Epstein(9)(10).................................    422,022     1.9
Richard E. Cheney(11).....................................     46,579       *
C.J. Hire.................................................      5,000       *
Richard G. LeFauve........................................      3,000       *
Earl L. Linehan...........................................    180,079       *
Gerald V. Pisani(12)......................................    531,719     2.4
Kevin P. Bagby(13)........................................     97,079       *
Thomas Beaver.............................................     46,579       *
All Executive Officers and Directors as a Group (13
 persons).................................................  9,879,846    44.1%

--------
*   Less than 1%.
 (1) Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.
 (2) Represents 5,591,172 common shares held in trust for the benefit of D.M. Draime, of which Mr. Draime is trustee. The address of D.M. Draime is 9400 East Market Street, Warren, Ohio 44484.
 (3)  Represents 299,590 common shares held in trust for the benefit of Cloyd
      J. Abruzzo of which Mr. Abruzzo is trustee, and an aggregate of 1,390,856 common shares held in trust for the benefit of D.M. Draime's children and grandchildren of which Mr. Abruzzo is trustee, 200,000 common shares that Mr. Abruzzo has the right to acquire upon the exercise of share options, and 147,257 common shares owned directly. The address of Cloyd J. Abruzzo is 9400 East Market Street, Warren, Ohio 44484.
 (4) Represents 886,114 common shares held in trust for the benefit of Jeffrey P. Draime of which Jeffrey P. Draime is trustee, and 1,090,427 common shares held in trust for the benefit of Scott N. Draime's and Rebecca Gang's children, of which Jeffrey P. Draime is trustee, and 33,000 common shares owned by Jeffrey P. Draime directly. The address of Jeffrey P. Draime is 9400 East Market Street, Warren, Ohio 44484.
 (5)  Represents 818,240 common shares held in trust for the benefit of Scott
      N. Draime of which Scott N. Draime is trustee, 477,339 common shares held in trusts for the benefit of Jeffrey P. Draime's children of which Scott N. Draime is trustee, and 584,600 common shares owned by Scott N. Draime directly. The address of Scott N. Draime is 1209 Cerrito Grande, El Paso, Texas 79912.
 (6) According to a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors all common shares are owned by advisory clients of Dimensional Fund Advisors. Dimensional Fund Advisors has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
 (7) Represents shares held as trustee of a trust. The address of the Second National Bank of Warren is 108 Main Avenue SW, Warren, Ohio 44481.

 (8) Includes 124,481 common shares held under the Ohio Transfer to Minors Act for the benefit of William M. Draime and John A. Draime, of which Mr. Cohen is custodian.
 (9) Includes 373,443 common shares held in separate trusts for the benefit of Scott N. Draime, Jeffrey P. Draime and Rebecca M. Gang, of which Mr. Cohen and Mr. Epstein are co-trustees.
(10) Includes 1,500 common shares owned by Mr. Epstein's wife.
(11) Includes 500 common shares owned by Mr. Cheney's wife.
(12) Includes 169,545 common shares held in trust for the benefit of Gerald V. Pisani of which Mr. Pisani is trustee and 185,120 common shares held in separate trusts for the benefit of Gerald V. Pisani's children, of which Gerald V. Pisani's wife is the trustee. Includes 100,000 common shares that Mr. Pisani has the right to acquire upon the exercise of share options.
(13) Includes 50,000 common shares that Kevin P. Bagby has the right to acquire upon the exercise of share options.

                             ELECTION OF DIRECTORS

  In accordance with our Code of Regulations, the number of directors has been fixed at eight. At the annual meeting of shareholders, you will elect eight directors to hold office until our next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be re-elected to the Board of Directors. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.

  The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

  The Board recommends that you vote "FOR" the following nominees.

                  Nominees for Election at the Annual Meeting

                                                                         Expiration
                                                             Period of    of Term
                                 Principal Occupation and   Service as a for Which
          Name and Age              Business Experience       Director    Proposed
          ------------           ------------------------   ------------ ----------
                                 President, Chief           1990 to date    2002
                                 Executive Officer,
 Cloyd J. Abruzzo............... Assistant Treasurer of
  50                             the Company

                                 Retired Chairman of Hill   1988 to date    2002
 Richard E. Cheney.............. & Knowlton, Inc., a
  79                             public relations firm

                                 Partner, Baker &           1988 to date    2002
 Avery S. Cohen................. Hostetler LLP, a law
  64                             firm

                                 Chairman of the Board of   1988 to date    2002
 D.M. Draime.................... Directors, Assistant
  67                             Secretary of the Company

                                 Principal, Gaintner,       1988 to date    2002
                                 Bandler & Reed, P.L.C.,
 Sheldon J. Epstein............. an independent public
  62                             accounting firm

 C.J. Hire...................... Retired President and      1999 to date    2002
  71                             Chief Executive Officer
                                 of Hi-Stat Manufacturing
                                 Co., Inc, an automobile
                                 parts manufacturer

 Richard G. LeFauve............. Retired President of GM    1999 to date    2002
  66                             University and retired
                                 Senior Vice President of
                                 GM

 Earl L. Linehan................ President, Woodbrook       1988 to date    2002
  59                             Capital Inc., a venture
                                 capital and investment
                                 firm

  Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except (1) Mr. Hire was the president and chief executive officer of Hi-Stat Manufacturing Co., Inc., from 1969 until our acquisition of Hi-Stat on December 31, 1998, (2) Mr. LeFauve was the president of GM University and the senior vice president of GM from April 1997 until his retirement in January 1999 and was the chief executive officer and president of the Saturn subsidiary of GM and the group executive of small car production of GM's North American Operations from 1994 until April 1997, and (3) Mr. Epstein was the managing member, Epstein, Woods & Dwyer, P.L.C., an independent public accounting firm, from 1994 until June 1999.

  Mr. Abruzzo is a director of Second National Bank of Warren. Mr. Cheney is a director of Rowe Furniture, Inc., and Chattem, Inc. Mr. LeFauve is a director of Harley-Davidson, Inc.

  Our Board of Directors has appointed an audit committee and a compensation committee. The Board of Directors does not have a finance or nominating committee. The audit committee is comprised of Messrs. Epstein, Linehan and Hire. The compensation committee is comprised of Messrs. Cheney, Linehan and LeFauve.

  The audit committee makes recommendations to the Board of Directors concerning the engagement of independent public accountants for our company, reviews with the independent public accountants the plans and results of audit engagements, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, reviews the independent public accountants' management letters and our responses, reviews the adequacy of our internal accounting controls, and reviews major accounting or reporting changes.

  The compensation committee reviews employment, development, reassignment and compensation matters involving corporate officers and other executive level employees, including issues relating to salary, bonus and incentive arrangements. The Compensation Committee also administers our Long-Term Incentive Plan.

  In 2000, our Board of Directors held four meetings and took action by unanimous written consent on two occasions. In 2000, the audit committee and the compensation committee both held two meetings. In 2000, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he serves.

  Directors' Compensation. Each director, who is not an employee of ours, or of a subsidiary of ours, receives $20,000 per year for being a director, $1,000 for attending each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors. There is no additional fee received for attending committee meetings unless such meeting takes place on a day other than the same day as a meeting of the Board of Directors, in which case committee members receive $1,000 for attending such meetings. Directors who are also employees of ours are not paid any director's fee. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board of Directors and committee meetings.

Compensation Committee Report

  Introduction. The compensation committee (the "Committee") is responsible for determining the compensation to be paid to our executive officers and administering our Long-Term Incentive Plan.

  The Committee's philosophy with respect to the compensation of our executive officers is (1) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and, (2) to provide each executive officer with a significant economic stake in our success.

  To this end, the Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and our performance. The primary components of our executive compensation program are
(1) base salaries and certain other annual compensation, (2) bonuses, and (3) share options. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and shareholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions and overall business results.

  Each year the Committee conducts a review of our executive compensation program. In connection with the review of compensation for 2000, the Committee considered two comprehensive reports. The first was prepared by Arthur Andersen LLP and the second was prepared by Ernst & Young LLP. The reports assessed our compensation program and compared our executive compensation to a peer group of public corporations. In setting our executive officers' overall 2000 compensation, the Committee reviewed and considered the Arthur Andersen report in determining base salaries for 2000 and the Ernst & Young report in determining 2000 bonus awards.

  The Committee reviews the selection of peer companies used for compensation analysis. The peer groups used for compensation analysis are generally not the same as the peer group index in the Performance Graph included in this proxy statement. The Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. This year's compensation reviews permitted an evaluation of the link between our performance and our executive compensation in the context of the compensation programs of other companies.

  The Committee determines the compensation of the most highly compensated corporate executives, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to other highly compensated corporate executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Abruzzo and Mr. Draime), the Committee takes into account the views of Mr. Abruzzo and Mr. Draime.

  Base Salaries and Other Annual Compensation. After review and discussion of the Arthur Andersen report, the Committee set salary levels for our executive officers on the basis of the executives' responsibilities. However, in each case, due consideration is given to personal factors, such as the individual's experience and record and the responsibility associated with his position, and external factors, such as salaries paid to similarly situated executive officers by peer companies and prevailing conditions in the geographic area where the executive's principal services will be performed. In the case of executive officers with responsibility for a particular business unit, that unit's financial results are also considered.

  Annual adjustments to each executive officer's salary are determined based on the foregoing factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees, to the performance of the executive's duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. Finally, the Committee, where appropriate, also considers non-financial performance measures. These include increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

  In determining the appropriate levels for Mr. Abruzzo's 2000 base salary and bonus, the Committee considered the same factors that it considers when fixing compensation levels for our other executive employees and sought to achieve the same corporate goal. Mr. Abruzzo was granted a base salary of $350,000 for 2000.

  Bonuses. Our executive officers are eligible for annual cash bonuses. Bonuses are viewed as a reward for individual contributions to our performance and are based not only on our short-term results but also on the investments for the future growth of our business. In addition, consideration is given to the achievement of selected financial goals (i.e., operating performance, asset management and business growth development) and progress in meeting other long-term objectives and the executive's leadership role in these activities. The Committee usually makes bonus awards toward the end of the year or shortly thereafter. In addition to the consideration described above, the Committee considered the Ernst & Young report in determining bonus awards for 2000 and considered the major initiatives and programs which, in 2000, were commenced, completed or furthered under Mr. Abruzzo's leadership, such as the integration of acquired companies, development of global business and financial performance. The Committee also took into account the longevity of Mr. Abruzzo's service to Stoneridge and its belief that Mr. Abruzzo is an excellent representative of Stoneridge to the public by virtue of his stature in the industry and the community. Finally, the Committee took into account that earnings for 2000 were below the Company's expectations in awarding reduced bonus awards as compared to 1999 and 1998. Based on the above-described methodology, the Committee awarded Mr. Abruzzo a bonus of $425,000 in 2000.

  Share Options. All of our executive officers are eligible to receive options to purchase our common shares under the Long-Term Incentive Plan. We believe that share option grants are a valuable motivating tool and provide a long-term incentive to management. Share option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of our shareholders. The Committee granted Mr. Abruzzo 25,000 share options in 2000.

  Conclusion. Through the programs described above, a very significant portion of our executive compensation is linked directly to individual and company performance and share price appreciation. The Committee intends to continue the policy of linking executive compensation to performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

                                          Richard E. Cheney
                                          Earl L. Linehan
                                          Richard G. LeFauve

Audit Committee Report

  The Board of Directors adopted a written charter for the audit committee (the "Audit Committee") on June 14, 2000, and a copy of this charter is attached to this proxy statement as Appendix A. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. Our Audit Committee is comprised of three directors, who are not officers of the Company. They are all considered "independent" under the listing standards of the New York Stock Exchange.

  In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000, with the Company's management. The Audit Committee discussed the matters required to be discussed by SAS 61, as modified or supplemented, with the independent accountants. The Audit Committee also obtained a formal written statement from the independent accountants that described all relationships between the independent accountants and the Company that might bear on the accountant's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committee," as amended or supplemented. The Audit Committee discussed with the independent accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountants' independence. The Audit Committee also considered whether the provision of non-audit services by Arthur Andersen is compatible with maintaining Arthur Andersen's independence. Management has the responsibility for the preparation of the Company's financial statements, and the independent accountants have the responsibility for the examination of those statements.

  Based on the above-referenced review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Sheldon J. Epstein
                                          Earl L. Linehan
                                          C.J. Hire

                            EXECUTIVE COMPENSATION

  The table below describes the compensation paid for the last three fiscal years to our chief executive officer and the four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our "named executive officers."

                          Summary Compensation Table

                                                                     Long-Term
                           Annual Compensation                  Compensation Awards
                         ------------------------              ---------------------
                                                                          Number of
                                                  Other Annual Restricted Securities  All Other
   Name and Principal    Fiscal  Salary   Bonus   Compensation   Shares   Underlying Compensation
        Position          Year    ($)      ($)        ($)         ($)     Option (#)     ($)
   ------------------    ------ -------- -------- ------------ ---------- ---------- ------------
Cloyd J. Abruzzo........  2000  $350,000 $425,000      --          --       25,000        420(1)
 President and            1999   324,000  550,000      --          --         --        1,297(1)
 Chief Executive Officer  1998   300,000  500,000      --          --         --        1,199(1)

D.M. Draime.............  2000   200,000  100,000      --          --         --        2,316(1)
 Chairman of the          1999   200,000  200,000      --          --         --        5,211(1)
 Board of Directors       1998   200,000  200,000      --          --         --        4,405(1)

Gerald V. Pisani........  2000   230,000  175,000      --          --       15,000      1,204(1)
 Vice President and
  President,              1999   216,000  230,000      --          --         --        2,891(1)
 Stoneridge Engineered    1998   204,000  200,000      --          --         --        2,689(1)
 Products Group

Kevin P. Bagby..........  2000   185,000  145,000      --          --       10,000        274(1)
 Vice President and
  Chief                   1999   170,000  190,000      --          --         --        1,199(1)
 Financial Officer        1998   162,000  150,000      --          --         --        1,113(1)

Thomas A. Beaver........  2000   170,000   70,000      --          --         --          243(1)
 Vice President, Sales    1999   141,716   44,660      --          --        2,000        --
 and Marketing            1998   129,800   42,000      --          --         --          --

--------
(1) Represents the aggregate amount of term life insurance premiums paid by the Company.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                    Number of Securities
                           Shares                  Underlying Unexercised     Value of Unexercised
                         Acquired on                  Options at Fiscal       In-the-Money Options
                          Exercise      Value           Year-End (#)         at Fiscal Year-End ($)
          Name               (#)     Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- ------------ ------------------------- -------------------------
Cloyd J. Abruzzo........     --           --          200,000 / 25,000          -- 0 -- / -- 0 --
D.M. Draime.............     --           --                   -- / --          -- 0 -- / -- 0 --
Gerald V. Pisani........     --           --          100,000 / 15,000          -- 0 -- / -- 0 --
Kevin P. Bagby..........     --           --           50,000 / 10,000          -- 0 -- / -- 0 --
Thomas A. Beaver........     --           --                -- / 2,000          -- 0 -- / -- 0 --

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                                    -----------------------
                                                                           Potential
                                                                       Realized Value at
                                                                        Assumed Annual
                                    Percentage of                       Rates of Stock
                                    Total Options                            Price
                                     Granted to                        Appreciation For
                                      Employees   Exercise              Option Term(3)
                          Options      Fiscal       Price   Expiration -----------------
          Name           Granted(1)    Year(2)    ($/Share)    Date               10%
          ----           ---------- ------------- --------- ----------    5%    --------
Cloyd J. Abruzzo........   25,000       41.16%      $7.82   July 2010  $123,000 $311,500
D.M. Draime.............     --          --          --         --        --       --
Gerald V. Pisani........   15,000          25%      $7.82   July 2010    73,800  186,900
Kevin P. Bagby..........   10,000       16.66%      $7.82   July 2010    49,200  124,600
Thomas A. Beaver........     --          --          --         --        --       --

--------
(1) Options are not exercisable during the first two years after the date of grant.
(2) Based on 60,000 options granted to all employees during the fiscal year.
(3) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company's shares. No gain to optionees is possible without an actual increase in the price of the Company's shares, which would benefit all of the Company's shareholders. All calculations are based on a ten-year option period.

Change of Control Agreements

  Messrs. Abruzzo, Bagby, Beaver and Pisani have each entered into an agreement with us that guarantees we will pay to each of them two years of continued compensation (including bonuses) and benefits upon a change of control regardless of whether they remain employed by us. A change of control shall be deemed to have occurred if any shareholder or group of shareholders acquires more of our common shares than are owned by D.M. Draime and his direct descendants and trusts for the benefit of D.M. Draime and his direct descendants.

Compensation Committee Interlocks and Insider Participation

  Messrs. Cheney, LeFauve and Linehan are the members of our compensation committee. There are no compensation committee interlocks.

Certain Relationships and Related Transactions

  Hunters Square. D.M. Draime is a 25% owner of Hunters Square, Inc., an Ohio corporation ("HSI"), which owns Hunters Square, an office complex and shopping mall located in Warren, Ohio. We lease office space in Hunters Square for use as the headquarters of our Alphabet Group. We pay all maintenance, tax and insurance costs related to the operation of the office. Lease payments made by us to HSI in 2000 were $356,378. We will continue to make lease payments as required under the lease agreement, which terminates in December 2009.

  Industrial Development Associates LP. Earl Linehan and D.M. Draime, as limited partners, own 11.81% and 10.00%, respectively, of Industrial Development Associates ("IDA"), a Maryland limited partnership real estate development company in which we are a 30% general partner. We have lease agreements with IDA pursuant to which we lease two facilities located in Mebane, North Carolina, until March 31, 2001 and March 31, 2004. We are responsible for all maintenance, taxes and insurance related to the operation of the facilities. In 2000, we made lease payments to IDA of $218,208.

  Northern Precision Machine Products, Inc. C. J. Hire's son owns 20% of Northern Precision Machine Products, Inc. ("NPMP"), a supplier of ours. In 2000, we purchased $2,361,000 of components from NPMP.

  Relationship with Counsel. Avery S. Cohen, one of our directors, is a partner in Baker & Hostetler LLP, a law firm which has served as general outside counsel for us since 1993 and is expected to continue to do so in the future.

                               Performance Graph

  Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of hypothetical investments in the New York Stock Exchange Market Index and the Media General Financial Services, Inc.--Industry Group 333 (Automotive Parts) Index based on the respective market price of each investment at October 10, 1997 (the date of our initial public offering), December 31, 1997, December 31, 1998, December 31, 1999, and December 31, 2000, assuming in each case an initial investment of $100 on October 10, 1997, and reinvestment of dividends.

-------------------------------------------------------------------------
                         10/10/97  12/31/97  12/31/98  12/31/99  12/31/00
-------------------------------------------------------------------------
Stoneridge, Inc.           100.00     80.00    113.75     77.19     33.75
-------------------------------------------------------------------------
  Auto Parts               100.00     94.35     96.27     81.55     65.61
-------------------------------------------------------------------------
NYSE Market Index          100.00    103.07    122.65    134.30    137.50
-------------------------------------------------------------------------

Proposal One--Amendment to the Long-Term Incentive Plan to Increase the Number
                    of Common Shares Available for Awards.

  Currently, there are 1,000,000 common shares reserved for issuance pursuant to grants or awards under our Long-Term Incentive Plan, which is referred to as the "Plan." This represents about 4.5% of our outstanding common shares. By the end of 2000, we had granted options under the Plan for 576,000 common shares. In January 2001, we granted options for an additional 304,500 common shares. Therefore, only 119,500 common shares remain available for issuance and grants under the Plan.

Summary of the Plan

 . The purpose of the Plan is to promote our long-term growth and profitability by enabling us to attract, retain and reward key employees and to strengthen the common interests of such employees and our shareholders by offering the employees equity or equity-based incentives. Approximately 1,500 employees are currently eligible to participate in the Plan.

 . Grants of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights, share appreciation rights in tandem with options, other share-based awards, or any combination thereof, may be made under the Plan.

 . The Compensation Committee administers the Plan and determines who receives awards, the type and amount of awards, the consideration, if any, to be paid for awards, the timing of awards and the terms and conditions of awards. The Committee has the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it considers advisable and to interpret the terms and provisions of the Plan and any award issued under the Plan. The Committee is composed of members of the Board of Directors, each of whom is a "non-employee" director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

 . Share options granted under the Plan are exercisable at such time or times as the Committee determines at the time of grant. However, share options granted under the Plan may not be exercised for a period of six months and one day from the date of grant. Unless otherwise determined by the Committee, the unexercised portion of any share option granted under the Plan will terminate 90 days after the grantee of such option ceases to be an employee of ours.

 . The exercise price of a share option granted under the Plan may not be less than 100% of the fair market value of our common shares on the date the option is granted.

 . No participant in the Plan may be granted share options or other share awards in any calendar year for more than 300,000 common shares.

 . The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

 . The Plan provides for vesting, exercise or forfeiture of rights granted under the Plan on retirement, death, disability, termination of employment or a change of control.

 . The Board of Directors may modify, suspend or terminate the Plan as long as it does not impair the rights thereunder of any participant.

Material Change Effected by the Amendment

  The Company is seeking shareholder approval to amend the Plan only to increase the number of common shares available for awards under the Plan. On February 9, 2001 in the belief that the Plan is accomplishing its objectives, our Board of Directors unanimously approved an amendment to the Plan, subject to shareholder approval, to increase by 1,500,000 the number of common shares available for awards under the Plan. As described under the section heading "Compensation Committee Report," the Company has made grants of share options to the executive officers. We believe that the use of share-based benefits as part of our compensation package is of great importance in promoting our growth and continued success and is thus of substantial benefit to our shareholders.

  The proposed increase represents approximately 6.7% of our outstanding common shares. If the increase is approved, the total amount of common shares authorized under the Plan would be less than 11.2% of our outstanding common shares.

  The authorization of the additional 1,500,000 common shares is expected to help the Company achieve its goal of promoting the Company's long-term growth and profitability by enabling the Company to attract, retain and reward key employees. Without the additional shares being available under the Plan, the Company would likely in the future have insufficient shares to make annual grants of share options to the Company's executive officers and could be disadvantaged in attracting and retaining key employees.

Vote Required for Approval

  The affirmative vote of a majority of our common shares present at the annual meeting of shareholders, either in person or by properly executed proxy, is required to approve Proposal One.

  Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, abstentions and broker non-votes, if any, with respect to Proposal One will, in effect, be votes against the proposal.

  The Board of Directors recommends that you vote FOR Proposal One.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), at our 2002 annual meeting of shareholders must be received by us at 9400 East Market Street, Warren, Ohio 44484, on or before November 30, 2001, for inclusion in our proxy statement and form of proxy relating to the 2002 annual meeting of shareholders. In order for a shareholder's proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by us at the address listed in the immediately preceding sentence not later than February 14, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish our Company with copies of all forms they file pursuant to Section 16(a).

  To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with, except that Scott N. Draime, who under the rules and regulations of Section 16, during part of 2000, was deemed to be a beneficial owner of over 10% of our common shares, inadvertently failed to timely file six reports relating to 198 transactions.

                                 OTHER MATTERS

  We have not selected our independent accountants for the current fiscal year. The audit committee of the Board of Directors will make this selection later in the year. Representatives of Arthur Andersen LLP ("Arthur Andersen"), which served as our independent public accountants during 2000, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

  The aggregate fees billed for professional services rendered by Arthur Andersen for the audit of the Company's annual financial statements for the year ended December 31, 2000, and for Arthur Andersen's reviews of the financial statements included in the Company's Forms 10-Q filed with the Securities and Exchange Commission during 2000 were $409,800.

Financial Information Systems Design and Implementation Fees

  Arthur Andersen performed no services and therefore billed no fees relating to operating or supervising the operation of the Company's information systems or local area network or for designing or implementing the Company's financial information management systems during 2000.

All other fees

  The aggregate fees billed for other services rendered to the Company by Arthur Andersen in 2000 were $146,990, including tax-related services and other professional services.

  If the enclosed proxy is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors" above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. In addition, the form of proxy permits specification of a vote for, against or to abstain on Proposal One. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under "Election of Directors" above and for Proposal One. Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Director nominees who receive the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

                                          By order of the Board of Directors,

                                          AVERY S. COHEN,
                                          Secretary

Dated: March 30, 2001

                                                                     Appendix A

                               STONERIDGE, INC.

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary function of the Audit Committee ("Committee") is to act on behalf of the Board of Directors ("Board") in fulfilling its oversight responsibilities by reviewing: the annual financial reports provided by Stoneridge, Inc. (the "Company") to the Securities and Exchange Commission ("SEC") or the public; the Company's systems of internal controls that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally.

The Committee's primary duties and responsibilities are to:

 . Review and appraise the audit efforts of the Company's independent accountants and internal audit department.

 . Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board.

The Company and the Committee confirm that the Company's independent accountants are ultimately accountable to the Board and the Committee, and that the Committee and the Board have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent accountants. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of financial management and the independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants, or to assure compliance with laws and regulations.

The Committee will fulfill its responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION AND TERM

The Committee shall consist of three or more directors as determined by the Board. Each Committee member shall be free of any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company, and, for so long as the Company's common shares are listed for trading on the New York Stock Exchange ("NYSE"), shall otherwise qualify for Committee membership under the rules of the NYSE applicable from time to time to the Company and the Committee. Each Committee member shall be financially literate, or become financially literate within a reasonable time after his or her appointment to the Committee, and at least one Committee member shall have accounting or related financial management expertise, in each case as determined by the Board in its business judgment.

The Board shall elect the members of the Committee at the annual organizational meeting of the Board, and each Committee member shall serve until his or her successor is duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall hold at least two meetings annually and shall meet more frequently as it considers necessary. If the Committee considers it necessary, it may meet in executive session. Members of the Committee and the Committee's secretary, and only those advisors and members of management designated by a Committee member, shall attend executive sessions. The Committee shall meet at least annually in a separate executive session with each of management, the senior member of the internal audit department, and the independent accountants to discuss any matter that the Committee or the applicable other participant believes should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

  To fulfill its responsibilities and duties, the Committee shall:

    Documents/Reports Review

    1. Review this Charter at least annually, and update it as conditions dictate.

    2. Review with financial management and the independent accountants the Company's audited financial statements to be included in its Annual Report on Form 10-K, prior to its filing, or to be included in the Company's Annual Report to Shareholders, prior to its mailing.

    3. Comply with all requirements applicable to the Committee or its activities under the Securities Act of 1934, as amended, or under other applicable law, and under the rules of the NYSE applicable from time to time to the Company and the Committee.

    Independent Accountants

    4. Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. The Committee shall ensure that the independent accountants submit, on a periodic basis, to the Committee a formal written statement delineating all relationships between the independent accountants and the Company. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationship or service that may affect the independent accountants' objectivity and independence and shall recommend that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

    5. Review the performance of the independent accountants and approve any nonaudit engagement by the Company of the independent accountants and any proposed discharge of the independent accountants.

    6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

    Financial Reporting Processes

    7. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

    8. Consider major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

    9. Review the Company's accounting treatment of unusual or nonrecurring transactions.

    Process Improvement

    10. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

    11. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulty encountered during the course of the audit, including any restriction on the scope of work or on access to required information.

    12. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

    13. Meet periodically with the head of the Company's management information systems department regarding systems and processes affecting or affected by the Company's accounting processes.

    14. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to the implementation of changes or improvements, as determined by the Committee.)

    Compliance Matters

    15. Review the activities, organizational structure, and qualifications of the internal audit department.

    16. Review, with the Company's counsel, any legal matter that the Committee has been advised may have a significant impact on the Company's financial statements.

    17. Conduct such other discussions with the independent accountants as are required by applicable law or by accounting standards applicable to the Company or to the independent accountants' activities on behalf of the Company.

Adopted: June 14, 2000

                                STONERIDGE, INC.

                                   P R O X Y

  The undersigned hereby appoints Cloyd J. Abruzzo, Kevin P. Bagby and Avery S. Cohen, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Stoneridge, Inc. to be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 7, 2001, at 10:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

  1.     FOR (except as noted below), or     WITHHOLD AUTHORITY to vote for,
the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified: Cloyd J. Abruzzo, Richard E. Cheney, Avery S. Cohen, D.M. Draime, Sheldon J. Epstein, C.J. Hire, Richard G. LeFauve and Earl L. Linehan.

 (INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

  2.     FOR,     ABSTAIN, or     AGAINST the proposal to approve an increase
of 1,500,000 in the number of common shares reserved for issuance under the Stoneridge, Inc. Long-Term Incentive Plan.

  3. On such other business as may properly come before the meeting.

  The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the proposal listed in
Item 2.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

  Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 30, 2001, is hereby acknowledged.

                                                      Dated ____________ , 2001
                                                      _________________________
                                                      _________________________
                                                      _________________________
                                                         Signature(s)

                                                      (Please sign exactly as
                                                      your name or names
                                                      appear hereon,
                                                      indicating, where
                                                      proper, official
                                                      position or
                                                      representative
                                                      capacity.)